EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 20, 2011 with respect to the statement of revenues and certain expenses of the Regal Parking Garage Property for the year ended December 31, 2010 which is incorporated by reference in this Pre-effective Amendment No. 1 to Post-effective Amendment No. 4 to the American Realty Capital New York Recovery REIT, Inc. Registration Statement and Prospectus on Form S-11 (File No. 333-163069).  We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

October 14, 2011